Exhibit 99.1

ImmunoGen Announces Resignation of Chief Financial Officer

WALTHAM, Mass. — November 26, 2018 — ImmunoGen, Inc., (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that David B. Johnston has stepped down as Chief Financial Officer of the Company, with immediate effect. Mr. Johnston will remain employed with the Company through the end of 2018 and thereafter will serve as a consultant to provide transitional support. David Foster, Vice President of Finance and Chief Accounting Officer, will continue to oversee ImmunoGen’s Finance and Accounting functions. Mark Enyedy, President and Chief Executive Officer, will serve on an interim basis as the Company’s principal financial officer, as well as lead its Investor Relations function. A search has been initiated to identify a new Chief Financial Officer.

“We thank Dave for his many contributions to ImmunoGen over the last five years,” said Mark Enyedy. “He has built a first-rate Finance team, continued to ensure a strong balance sheet and disciplined investment strategy, and provided exceptional leadership in a number of areas integral to our transition to a fully integrated biotechnology company, including strategic planning, investor relations, and financing transactions. We wish him the best in his future.”

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to “target a better now.” Our lead product candidate, mirvetuximab soravtansine, is in Phase 3 study for folate receptor alpha (FRα)-positive platinum resistant ovarian cancer, and in Phase 1b/2 testing in combination regimens. Our novel IGN candidates for hematologic malignancies, IMGN779 and IMGN632, are in Phase 1 studies.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

This press release includes forward-looking statements, including those on Mr. Johnston’s remaining employed through year-end and then serving as a consultant, Mr. Foster continuing in his role, ImmunoGen’s ability to transition to a fully integrated biotechnology company, and the regulatory and commercial potential of our product candidates. Important factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. It should be noted that there are risks and uncertainties related to the retention of employees and consultants, the development of novel anticancer products, including risks related to preclinical and clinical studies, their timings and results, the potential that earlier clinical studies may not be predictive of future results, and building a commercial organization. A review of these risks can be found under “Risk Factors” in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACT

THRUST Strategic Communications

Chelcie Lister

910-777-3049

chelcie@thrustsc.com

MEDIA CONTACT

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com